Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES D JUNIOR PARTICIPATING PREFERRED STOCK

OF

DHT HOLDINGS, INC.

Pursuant to Section 35 of the

Business Corporations Act of the Republic of the Marshall Islands

DHT Holdings, Inc., a corporation organized and existing under the laws of the Republic of the Marshall Islands (the “Corporation”), does hereby certify that:

Pursuant to the authority vested in the board of directors of the Corporation (the “Board of Directors”) by Section 4.02 of the Amended and Restated Articles of Incorporation of the Corporation, the Board of Directors, on March 22, 2017 in accordance with Section 35 of the Business Corporations Act of the Associations Law of the Republic of the Marshall Islands, duly adopted the following resolution designating a new series of preferred stock as Series D Junior Participating Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors of DHT Holdings, Inc. in accordance with the Amended and Restated Articles of Incorporation of DHT Holdings, Inc. (the “Articles of Incorporation”) and the provisions of Section 35(5) of the Business Corporations Act of the Associations Law of the Republic of the Marshall Islands, a series of preferred stock of DHT Holdings, Inc., the Series D Junior Participating Preferred Stock, is hereby authorized, and the number of shares and designation thereof, and the voting powers, preferences and exchange, relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of such series of shares shall be as set forth in Annex A hereto (in addition to the voting powers, preferences and exchange, relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, set forth in the Articles of Incorporation which are applicable to shares of preferred stock, par value $0.01 per share, of DHT Holdings, Inc.).

[Signature Page Follows]

IN WITNESS WHEREOF, DHT HOLDINGS, INC. has caused this certificate to be duly executed this 4 day of April, 2017.

DHT HOLDINGS, INC.

By:	/s/ Eirik Ubøe
Name: Eirik Ubøe
Title: Chief Financial Officer

[Certificate of Designation of Series D Junior Participating Preferred Stock of DHT Holdings, Inc.]

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Annex A

Section 1.                          Designation; Number of Shares. There shall be created from the 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of the Corporation authorized to be issued pursuant to the Articles of Incorporation, a series of Preferred Stock designated as “Series D Junior Participating Preferred Stock”, par value $0.01 per share (the “Series D Junior Participating Preferred Stock”), and the number of shares constituting the Series D Junior Participating Preferred Stock shall be 15,700.  Such number of shares may be increased (but no such increase shall result in an increase of the number of shares of Series D Junior Participating Preferred Stock outstanding to a number greater than 985,000) or decreased by resolution of the Board of Directors adopted and filed pursuant to Section 35 of the BCA, or any successor provision, and by the filing of a certificate of increase or decrease with the Registrar of Companies of the Marshall Islands; provided that no such decrease shall reduce the number of shares of Series D Junior Participating Preferred Stock to a number less than the number of shares then outstanding.  Each share of Series D Junior Participating Preferred Stock shall be identical in all respects to every other share of Series D Junior Participating Preferred Stock.  Shares of Series D Junior Participating Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or exchanged into shares of Common Stock, shall be thereby automatically cancelled and shall revert to authorized but unissued shares of Preferred Stock.

Section 2.                          Definitions. As used herein, the following terms shall have the following meanings:

“4% Dividend” has the meaning specified in Section 3(a).

“Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Corporation, as such may be amended from time to time.

“Authorized Shares Amendment” means the amendment of the Articles of Incorporation to increase the number of authorized shares of Common Stock to 300,000,000 shares.

“BCA” means the Business Corporations Act of the Associations Law of the Marshall Islands, as amended from time to time.

“Board of Directors” means the board of directors of the Corporation.

“business day” means any day other than a Saturday, Sunday or one on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.

“Bylaws” means the Amended and Restated Bylaws of the Corporation.

“Certificate of Designation” means this certificate of designation relating to the Series D Junior Participating Preferred Stock, as it may be amended, restated, supplemented, altered or modified from time to time.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Corporation” means DHT Holdings, Inc., a corporation organized and existing under the laws of the Republic of the Marshall Islands.

“Exchange Agent” means American Stock Transfer & Trust Company, acting in its capacity as exchange agent for the Series D Junior Participating Preferred Stock, and its successors appointed by the Corporation.

“Exchange Date” means the date on which all shares of Series D Junior Participating Preferred Stock have been exchanged for shares of Common Stock by means of the Mandatory Exchange.

“Issue Date” means the date of the first issuance of the Series D Junior Participating Preferred Stock.

“Liquidation Preference” has the meaning specified in Section 4(a).

“Mandatory Exchange” has the meaning specified in Section 6(a).

“Parity Stock” means any other class or series of capital stock of the Corporation that ranks equally with the Series D Junior Participating Preferred Stock with respect to both (a) the payment of dividends (whether such dividends are cumulative or non-cumulative) and (b) the distribution of assets upon a liquidation, winding-up or dissolution, voluntary or involuntary, of the Corporation.

 “Participation Factor” shall be 1,000, subject to adjustment pursuant to Section 7.

“Preferred Stock” has the meaning specified in Section 1.

“Registrar” means American Stock Transfer & Trust Company, acting in its capacity as registrar for the Series D Junior Participating Preferred Stock, and its successors appointed by the Corporation.

“Requisite Shareholder Approval” means the affirmative vote of a majority of the outstanding shares of the Preferred Stock and the Common Stock (voting together as a single class) and the affirmative vote of a majority of the outstanding shares of Common Stock (voting separately as a single class), in each case approving the Authorized Shares Amendment.

“Series D Junior Participating Preferred Stock” has the meaning specified in Section 1.

“Stated Value” means $5,370 per share of Series D Junior Participating Preferred Stock.

“Transfer Agent” means American Stock Transfer & Trust Company, acting in its capacity as transfer agent for the Series D Junior Participating Preferred Stock, and its successors appointed by the Corporation.

Section 3.                          Dividends.

(a)            Subject to applicable Marshall Islands law and regulation, and the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series D Junior Participating Preferred Stock with respect to dividends, the holders of Series D Junior Participating Preferred Stock shall be entitled to receive, out of any assets of the Corporation legally available therefor, dividends and distributions (whether in cash, securities or other assets) in an amount per share of Preferred Stock (rounded to the nearest cent) equal to the sum of (i) when, as and if the Board of Directors declares any dividends or distributions (as applicable) that are distributable to holders of Common Stock, the product of the Participation Factor multiplied by the aggregate per share dividends or distributions (as applicable) that are distributable to holders of Common Stock in connection with such dividend or distribution plus (ii) when, as and if declared by the Board of Directors, from and after January 1, 2018, 4% per annum accrued daily on the aggregate Stated Value, in cash, payable on each of March 31, June 30, September 30 and December 31 (or, if any such date is not a business day, on the next succeeding business day), in arrears.  Dividends described in clause (i) above shall be paid or distributed to holders of record of shares of Series D Junior Participating Preferred Stock on the payment or distribution date for the corresponding dividend or distribution on the Common Stock. Dividends on the Series D Junior Participating Preferred Stock (other than those set forth in clause (ii) above (the “4% Dividend”)) will not be cumulative; provided, however, that the 4% Dividend shall be cumulative (whether or not for any dividend period there shall be funds of the Corporation legally available for the payment of such dividends) from the date of original issuance and dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date.

(b)            Holders of Series D Junior Participating Preferred Stock shall not be entitled to any dividends or other distributions, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series D Junior Participating Preferred Stock as specified in this Section 3 (subject to the other provisions of this Certificate of Designation). Notwithstanding anything in this Certificate of Designation, unless the 4% Dividend shall have been paid, no dividends upon the Common Stock, or on any other stock of the Corporation ranking junior to or on a parity with the Series D Junior Participating Preferred Stock as to dividends, shall be made. The term “dividend” as used in this Certificate of Designation includes any distribution made by the Corporation, regardless of whether such distribution constitutes a dividend for U.S. federal income tax purposes.

(c)            The Board may fix a record date for the determination of holders of shares of Series D Junior Participating Preferred Stock entitled to receive a dividend or distribution declared thereon, which in the case of any corresponding dividend or distribution on the Common Stock, shall be the same as the record date for such corresponding dividend or distribution.

(d)            Pursuant to and subject to the BCA, the Corporation may not lawfully declare or pay a dividend if the Corporation has reasonable grounds to believe that the Corporation is or would, after the declaration or payment of the dividend, be unable to pay its liabilities as they become due, or that the realizable value of the Corporation’s assets would, after payment of the dividend, be less than the aggregate value of the Corporation’s liabilities, issued share capital and share premium accounts.

Section 4.                          Liquidation Rights.

(a)            Voluntary or Involuntary Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, the assets and funds of the Corporation or proceeds thereof (whether capital or surplus) shall be distributed:  (i) first, in an amount equal to all dividends (whether or not earned or declared) accumulated and unpaid on the shares of Series D Junior Participating Preferred Stock, (ii) second, ratably among holders of Series D Junior Participating Preferred Stock up to an amount equal to $1.00 per share of Series D Junior Participating Preferred Stock (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction) and (iii) third, ratably among holders of Common Stock; provided that if holders of Series D Junior Participating Preferred Stock would receive a distribution per share that is greater than $1.00 (except with respect to the distribution described in clause (i) above and except as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction) if all such assets and funds were distributed ratably among holders of Common Stock and Series D Junior Participating Preferred Stock (based on each share of Series D Junior Participating Preferred Stock being equal to a number of shares of Common Stock equal to the Participation Factor), such assets and funds shall be so ratably distributed among holders of Common Stock and Series D Junior Participating Preferred Stock (such distribution preference, the “Liquidation Preference”).

(b)            Residual Distributions. After payment of the full amount of the Liquidation Preference to all holders of the Series D Junior Participating Preferred Stock, such holders will have no right or claim to any of the Corporation’s remaining assets in the event of the Corporation’s liquidation, dissolution or winding up.

(c)            Amalgamation, Merger, Consolidation and Sale of Assets not Liquidation. For purposes of this Section 4, a consolidation, amalgamation, merger, arrangement, reincorporation, de-registration or reconstruction involving the Corporation or the sale or transfer of all or substantially all of the assets or business of the Corporation (other than in connection with the Corporation’s liquidation, dissolution or winding up) will not be deemed to constitute a liquidation, dissolution or winding-up, voluntary or involuntary.

Section 5.                          Voting Rights. The holders of Series D Junior Participating Preferred Stock shall have the following voting rights:

(a)            Each share of Series D Junior Participating Preferred Stock shall entitle its holder to the number of votes equal to the Participation Factor.

(b)            Except as otherwise herein provided or by the Articles of Incorporation or as otherwise required by the BCA, holders of the Series D Junior Participating Preferred Stock shall vote with holders of the Common Stock together as a single class on all matters submitted to a vote of the shareholders of the Corporation, including the election of directors, and shall be considered one class for purposes of determining a quorum.

(c)            Except as otherwise herein provided or by the Articles of Incorporation or as otherwise required by the BCA, the holders of the Series D Junior Participating Preferred Stock, voting as a separate class, shall have no special voting rights and their consent or approval, as a separate class, shall not be required for authorizing or taking any corporate action, or with respect to matters submitted to a shareholder vote; provided that, in addition to any other approval required under the Articles of Incorporation or by the BCA, (i) the amendment, alteration, supplement or repeal of any provision of this Certificate of Designation shall require (A) the affirmative vote or written consent, voting as a single separate class, given in person or by proxy, of holders of at least a majority of the shares of Series D Junior Participating Preferred Stock represented at a shareholder meeting where holders of record of at least a majority of the issued and outstanding shares of Series D Junior Participating Preferred Stock are present either in person or by proxy, or (B) the affirmative written consent of holders of at least a majority of the issued and outstanding shares of Series D Junior Participating Preferred Stock and (ii) if any amendment, alteration, supplement or repeal described in clause (i) disproportionately materially and adversely affects any right, privilege, preference or voting power of any holder of the Series D Junior Participating Preferred Stock relative to the comparable rights, privileges, preferences or voting powers of any other holder of the Series D Junior Participating Preferred Stock, the affirmative vote or written consent of such disproportionately affected holder shall be required to effect such amendment, alteration, supplement or repeal.

Section 6.                          Exchange.

(a)            Mandatory Exchange. On the date that is 15 days following the receipt of the Requisite Shareholder Approval and the filing of the Authorized Shares Amendment with the Registrar of Companies of the Republic of the Marshall Islands, each outstanding share of Series D Junior Participating Preferred Stock shall automatically be exchanged into a number of newly issued shares of Common Stock equal to the Participation Factor, as may be adjusted pursuant to Section 7 (such automatic exchange pursuant to this Section 6(a), the “Mandatory Exchange”).  There shall be no premium payable upon Mandatory Exchange. Upon the Mandatory Exchange, the Corporation shall promptly mail to holders of record of Series D Junior Participating Preferred Stock immediately prior to the Mandatory Exchange, first class, postage prepaid, at the address of such record holders as maintained by the Registrar, a notice of Mandatory Exchange. A copy of such notice shall also be filed with the Registrar.

(b)            Effect of Exchange. On and after the date on which any shares of Series D Junior Participating Preferred Stock are exchanged for Common Stock, dividends on such shares of Series D Junior Participating Preferred Stock shall cease to accrue and all rights of holders of such shares of Series D Junior Participating Preferred Stock (including all rights to receive any accrued and unpaid dividends) will terminate except for the right to receive the whole shares of Common Stock issuable upon exchange thereof (including the right, subject to Section 8, to receive the whole shares of Common Stock in exchange for any accrued and unpaid dividends).  All shares of Common Stock issued upon exchange of the shares of Series D Junior Participating Preferred Stock shall, upon issuance by the Corporation, be duly authorized and validly issued, fully paid and nonassessable and not issued in violation of any purchase option, call option, preemptive right, resale right, subscription right, right of first refusal or similar right arising under law or contract.

(i)            Record Holder as of Exchange Date. The exchanging holder entitled to receive the Common Stock issuable upon the exchange of Series D Junior Participating Preferred Stock shall be treated for all purposes as the record holder of such shares of Common Stock as of the close of business on the date of the Mandatory Exchange notwithstanding that the share register of the Corporation shall then be closed or that certificates representing the shares of Common Stock shall not then be actually delivered to such holder. In the event that a holder shall not by written notice designate the name in which shares of Common Stock to be issued upon the exchange of shares of Series D Junior Participating Preferred Stock should be registered or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the holder and in the manner shown on the records of the Corporation. Prior to the close of business on the date on which shares of Series D Junior Participating Preferred Stock are exchanged for shares of Common Stock, shares of Common Stock issuable upon exchange of, or other securities issuable upon exchange of, any shares of Series D Junior Participating Preferred Stock shall not be deemed outstanding for any purpose (and the Series D Junior Participating Preferred Stock shall be deemed outstanding for all purposes)  and holders of Series D Junior Participating Preferred Stock shall have no rights with respect to the Common Stock or other securities issuable upon such exchange (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon exchange and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon exchange) by virtue of holding shares of Series D Junior Participating Preferred Stock.

(c)            The issuance and delivery of certificates for Common Stock upon the exchange of shares of Series D Junior Participating Preferred Stock shall be made without charge to the exchanging holder or recipient of shares of Series D Junior Participating Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificate shall be issued or delivered in the respective names of, or in such names as may be directed by, holders of the shares of the Series D Junior Participating Preferred Stock; provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the relevant shares of the Series D Junior Participating Preferred Stock and the Corporation shall not be required to issue or deliver such certificate unless or until the holder requesting such exchange shall have paid the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

Section 7.                          Adjustments. The Participation Factor shall be subject to adjustment as follows:

(a)            Stock Dividends; Stock Splits; Reverse Stock Splits; Reclassifications and Combinations. If at any time after the Issue Date, the Corporation shall (i) pay or make a dividend or other distribution to holders of its Common Stock solely in shares of Common Stock (other than any such dividend or distribution also made on the Series D Junior Participating Preferred Stock pursuant to Section 3) (ii) subdivide (by stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each event, the Participation Factor shall be adjusted to a number determined by multiplying the Participation Factor by a fraction, the numerator of which is the total number of shares of Common Stock that were outstanding immediately after such event and the denominator of which is the total number of shares of Common Stock that are outstanding immediately prior to such event.  Such adjustment shall become effective immediately after the opening of business on the business day following the date fixed for determination of the holders entitled to such dividend or other distribution.

(b)            Rights Plan Trigger Event. If at any time after the Issue Date, the Corporation has a stockholder rights plan in effect with respect to the Common Stock (including the Rights Agreement, dated as of January 29, 2017, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent), and the rights thereunder have become exercisable or separated from the shares of Common Stock (a “Trigger Event”), then the Participation Factor shall be adjusted to a number determined by multiplying the Participation Factor by a fraction, (i) the numerator and denominator of which is each the total number of shares of Common Stock that were outstanding immediately prior to the Trigger Event plus (i), in the case of the numerator, the total number of shares of Common Stock issuable pursuant to the rights and (ii) in the case of the denominator, the total number of shares of Common Stock equal to the aggregate price payable to exercise such rights divided by the trading price of the Common Stock on the last trading day preceding the Trigger Event; provided that, if the exercise of rights does not require payment of an exercise price, the denominator shall equal the total number of shares of Common Stock that were outstanding immediately prior to the Trigger Event.  Such adjustment shall become effective immediately after the opening of business on the business day following the date fixed for determination of the holders entitled to receive shares of Common Stock in exchange for rights and shall be subject to appropriate readjustment in the event of the expiration, termination or redemption of any rights prior to the exercise thereof.

(c)            Consolidation, Merger, etc. If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Stock is exchanged for or changed into other stock or securities, cash or any other property, then in any such case each then outstanding share of Series D Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed into other stock or securities, cash or any other property, as applicable, in an amount per share equal to the product of (i) the Participation Factor and (ii) the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which a single share of Common Stock is exchanged or changed (assuming the holder of such share of Common Stock exercised any rights of election, if any, exercised by the holders of a majority (or plurality, if applicable) of the Common Stock and received per share the kind and amount of consideration equal to the weighted average of the types and amounts of consideration received by a majority (or plurality, if applicable) of similarly electing (or non-electing, as applicable) holders).

(d)            Rules of Calculation. Any adjustments to the Participation Factor under this Section 7 shall be calculated by the Corporation to the nearest one-ten-thousandth of a share of Common Stock.  Except as explicitly provided herein, the number of shares of Common Stock outstanding shall be calculated on the basis of the number of issued and outstanding shares of Common Stock, not including shares held in the treasury of the Corporation or held by any of the Corporation’s subsidiaries.

(e)            De Minimis Adjustments. No adjustment to the Participation Factor under this Section 7 will be required unless such adjustment would require an increase or decrease of at least one percent; provided that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided further, that any such adjustment of less than one percent that has not been made will be made upon any Exchange Date.

(f)            Successive Adjustments. After an adjustment to the Participation Factor under this Section 7, any subsequent event requiring an adjustment under this Section 7 shall cause an adjustment to such Participation Factor as so adjusted.

(g)            Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Participation Factor pursuant to this Section 7 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided that if more than one subsection of this Section 7 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(h)            Abandoned Dividends or Distributions. If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment to the Participation Factor shall be required by reason of the taking of such record.

(i)            Notice of Adjustment. Whenever the Participation Factor is adjusted as provided under this Section 7, the Corporation shall promptly mail to holders of record of Series D Junior Participating Preferred Stock (if any), first class, postage prepaid, at the address of such record holders as maintained by the Registrar, a notice of adjustment setting forth in reasonable detail the events giving rise to the adjustment and the calculation of adjustment. A copy of such notice shall also be filed with the Registrar.

Section 8.                          Cash Settlement of Accrued and Unpaid Dividends. In connection with any Mandatory Exchange pursuant to Section 6, the Corporation may in its sole discretion, on the date of the Mandatory Exchange elect to pay in cash an amount equal to all or a portion of any accrued and unpaid dividends as of such date on any share of Series D Junior Participating Preferred Stock to be exchanged, and in such event such cash payment shall be credited against the accrued and unpaid dividends on such share.

Section 9.                          No Sinking Fund. The Series D Junior Participating Preferred Stock will not be subject to any sinking fund, retirement fund or purchase fund or other similar provisions.

Section 10.                          Other Rights. Other than as provided for in this Certificate of Designation, the Series D Junior Participating Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Bylaws or as provided by applicable law.

Section 11.                          Ranking. The Series D Junior Participating Preferred Stock will, with respect to the payment of dividends and distributions of assets upon liquidation, dissolution and winding-up, rank senior to the Common Stock and pari passu with any Parity Stock of the Corporation, including other shares of Series D Junior Participating Preferred Stock of the Corporation that the Corporation may issue from time to time in the future, and junior to all other series of Preferred Stock (other than Parity Stock).

Section 12.                          Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent for the Series D Junior Participating Preferred Stock may deem and treat the record holder of any share of Series D Junior Participating Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 13.                          Form. The Series D Junior Participating Preferred Stock shall initially be issued substantially in the form attached hereto as Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designation. Each Series D Junior Participating Preferred Stock certificate may have notations, legends or endorsements required by law or stock exchange rules; provided that any such notation, legend or endorsement is in a form acceptable to the Corporation.

Section 14.                          Reissuance of Stock.  Any shares of Series D Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever, including upon exchange of the Series D Junior Participating Preferred Stock for Common Stock, shall not be reissued as such and shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors pursuant to the provisions of the Articles of Incorporation.

Section 15.                          No Fractional Shares. Fractional shares of Series D Junior Participating Preferred Stock shall not be issued.

Section 16.                          Transfer Agent, Exchange Agent and Dividend Disbursing Agent.  The duly appointed Transfer Agent and Exchange Agent and dividend disbursing agent for the Series D Junior Participating Preferred Stock shall be the Transfer Agent and Exchange Agent. The Corporation may, in its sole discretion, remove the Transfer Agent or the Exchange Agent; provided that in either case the Corporation shall appoint a successor agent (which successor shall be an independent bank or trust Corporation) who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof to the holders of shares of Series D Junior Participating Preferred Stock. Payments shall be payable by U.S. dollar check drawn on a U.S. bank, or wire transfer; provided that appropriate wire instructions have been received by the Registrar at least fifteen days prior to the applicable date of payment, to a U.S. dollar account maintained by the holder with a bank located in the State of New York; provided further that at the option of the Corporation, payment of dividends may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Series D Junior Participating Preferred Stock register.

Section 17.                          Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Series D Junior Participating Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of the Series D Junior Participating Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation which can be given effect without the invalid, unlawful or unenforceable provisions shall, nevertheless, remain in full force and effect.

Section 18.                          Notices. All notices or communications in respect of Series D Junior Participating Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, the Bylaws or by applicable law.

Section 19.                          Fiduciary Duties. The Board shall owe the same fiduciary duties to each holder of Series D Junior Participating Preferred Stock as it owes to the holders of Common Stock.

Exhibit A

[FACE OF SERIES D JUNIOR PARTICIPATING PREFERRED STOCK]

Certificate Number: ______	Number of Shares of Series D Junior
Participating Preferred Stock:
____________

CUSIP No. [●]
ISIN No. [●]

DHT HOLDINGS, INC.
Series D Junior Participating Preferred Stock
(par value $0.01 per share)

DHT HOLDINGS, INC., a Republic of Marshall Islands corporation (the “Corporation”), hereby certifies that ________________________ (the “Holder”) is the registered owner of ______________ (_______) fully paid and non-assessable shares of the Corporation’s designated Series D Junior Participating Preferred Stock, with a par value of $0.01 per share and an initial liquidation preference of $1.00 per share, as adjusted in accordance with the provisions of the Certificate of Designation (as defined below) (the “Series D Junior Participating Preferred Stock”).  The shares of Series D Junior Participating Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer.  The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series D Junior Participating Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designation dated April 4, 2017 as the same may be amended from time to time (the “Certificate of Designation”).  Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designation.  The Corporation will provide a copy of the Certificate of Designation to the Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to the Certificate of Designation, which shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this executed certificate, the Holder is bound by the Certificate of Designation and is entitled to the benefits thereunder.

Unless the Registrar has properly countersigned, these shares of Series D Junior Participating Preferred Stock shall not be entitled to any benefit under the Certificate of Designation or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Corporation by an officer of the Corporation this _____ day of ________, _____.

DHT HOLDINGS, INC.

By:
	Name:	Svein Moxnes Harfjeld
	Title:	Co-Chief Executive Officer

By:
	Name:	Trygve P. Munthe
	Title:	Co Chief Executive Officer

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REGISTRAR’S COUNTERSIGNATURE

These are shares of Series D Junior Participating Preferred Stock referred to in the within-mentioned Certificate of Designation.

Dated: ____________, ______

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Registrar

By:
Name:
Title:

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[REVERSE OF CERTIFICATE FOR SERIES D JUNIOR PARTICIPATING PREFERRED STOCK]

The shares of Series D Junior Participating Preferred Stock shall be mandatorily exchangeable in the manner and in accordance with the terms set forth in the Certificate of Designation.

The Corporation shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series D Junior Participating Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)

and irrevocably appoints:

as agent to transfer the shares of Series D Junior Participating Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.
Date:
Signature:
(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

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